                                                                     EXHIBIT 2.2


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 , AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED ("TRANSFERRED") WITHIN THE UNITED STATES OF AMERICA ITS TERRITORIES OR POSSESSIONS, ANY STATE OF THE UNITED STATES OF AMERICA OR THE DISTRICT OF COLUMBIA OR TO ANY "U.S. PERSON", AS SUCH TERM IS DEFINED IN RULE 902(O) PROMULGATED UNDER THE ACT, UNLESS THEY ARE REGISTERED UNDER THE ACT OR ANY EXEMPTION FROM REGISTRATION IS AVAILABLE.

                            DIAMETRICS MEDICAL, INC.

                      SENIOR SECURED FIXED RATE LOAN NOTE

                              DUE NOVEMBER 4, 2002

Principal Amount:                  $7,300,000
Interest Rate                      8.75% p.a.
Date of Issue:                  6 November, 1996


FOR VALUE RECEIVED, the undersigned, DIAMETRICS MEDICAL, INC. a corporation incorporated in the State of Minnesota with its principal office at 2658 Patton Road, St. Paul, Minnesota 56118 (herein called the "Company"), promises to pay to HOWMEDICA, INC. a company incorporated under the laws of Delaware, with an office at 235 East 42nd Street, New York, NY 10017, or its registered assigns (the "Holder") the amount of SEVEN MILLION THREE HUNDRED THOUSAND DOLLARS ($7,300,000) or such lesser amount as may be owing hereunder on or before the Final Payment Date together with interest thereon from the Issue Date at the rate and on the dates specified in Article 3, in accordance with the terms hereof.

Capitalized terms used herein without definition shall have the meanings given such terms in Article 9 hereof.

The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, and to which the Holder, by the acceptance hereof, agrees:

Article 1      Security
               --------

Section 1.01   Nature of Security The obligations of the Company under this Note
               ------------------
               are secured pursuant to the provisions of the Security Documents.

Section 1.02   Release of Security Provided that no Default or Event of Default
               -------------------
               shall then exist and subject as hereinafter provided the Company may at any time during any calendar year (commencing with 1997) require by notice given to the Holder that all or any of the Shares that are the subject of the Security Documents shall cease to form security for the obligations of the Company under this Note and be released from the Security Documents PROVIDED THAT:

     (i)       only one such notice may be given in any calendar year;

     (ii) the Book Value of the Shares must, within four months preceding the date upon which any such notice is given, have exceeded the unpaid

               Principal Amount as at the date such notice is given;

     (iii) such notice shall include a copy of audited financial statements of the Company evidencing the Book Value referred to in (ii) above;

     (iv) the maximum number of Shares which may cease to form security as aforesaid and be released as aforesaid shall be such number of Shares (and if there is more than one class of Share, of each class of Shares) as is proportionate (relative to the number of Shares then forming such security) to the amount by which the Book Value of the Shares shall exceed the then unpaid Principal Amount; and

     (v) in the event that the Book Value of the Shares forming the security for the obligations of the Company under this Note shall at any time be less than the unpaid Principal Amount, the Company shall upon request by the Holder cause such number of Shares (if any) not then forming part of such security as is equivalent in value to the deficit to form part of such security and to become subject to the Security Documents.

Article 2.     The Principal Amount
               --------------------

Section 2.01   Payment of the Principal Amount The Principal Amount, to the
               -------------------------------
               extent not previously paid under the terms of this Note, shall be due and payable in full on the Final Payment Date.

Section 2.02   Early Payment of Principal Amount The Company may at any time
               ---------------------------------
               prior to the Final Payment Date pay all or any part of the Principal Amount, subject to the Company giving to the Holder not less than 3 days, and not more than 30 days, prior notice thereof. In the event of such notice being given it may not be revoked or withdrawn save with the consent in writing of the Holder and the Company shall, subject to such revocation or withdrawal, be obliged to make payment on the date specified in such notice of the amount of the Principal Amount specified therein to be paid.

Section 2.03   Acceleration of Payment of Principal Amount In the event that
               -------------------------------------------
               between the Issue Date and the second anniversary of the Issue Date the Company should issue any securities which are listed or traded on any Securities Exchange, and the aggregate Net Proceeds of Issue in respect of all such issues should exceed US$40,000,000 the Company shall be obliged, within 30 days following the date upon which the securities which first cause such excess are first listed or able to be traded, to pay to the Holder the whole of the outstanding Principal Amount.

               If the Principal Amount shall not have become payable as aforesaid then, in the event that at any time from and including the second anniversary of the Issue Date until 4 November, 2002, the Company should issue any securities which are listed or traded on any Securities Exchange the Company shall be obliged, within 30 days following the date upon which such securities are first listed or able to be traded, to pay a proportion of the outstanding Principal Amount in accordance with the following table such that, according to the amount of Cumulative Net Proceeds which would, inclusive of the Net Proceeds of Issue arising from the aforementioned issue of securities, have been obtained by the Company there shall be due and payable such amount of the Principal Amount as shall be equivalent to the excess of the amount as shown in column (2) of the following table over the actual amount of Principal Amount which shall have then been repaid :

               --------------------------------------------------------------
                           (1)                                     (2)
               CUMULATIVE NET PROCEEDS                    AMOUNT ($)
               ---------------------------------------------------------------
               More than $5,000,000 but                   1,000,000
               less than $ 10,000,000
               ---------------------------------------------------------------
               Between $10,000,000 and $19,999,999        2,500,000
               (inclusive)
               ---------------------------------------------------------------
               Between $20,000,000 and $39,999,999        4,500,000
               (inclusive)
               ---------------------------------------------------------------
               More than $40,000,000 or greater           7,300,000
               ---------------------------------------------------------------


Article 3      Interest and Default Interest
               -----------------------------

Section 3.01   Interest Interest shall be payable at the rate of 8.75 per cent
               --------
               per annum by the Company on the outstanding Principal Amount from time to time. Such interest shall accrue, on a daily basis, from the Issue Date and will be payable, at the Interest Rate, on 31 December 1997 (in respect of the period from the Issue Date until and including 31 December 1997) and thereafter quarterly in arrears on 31 March, 30 June, 30 September and 31 December of each year, or if any such date is not a Business Day, then on the next Business Day. If the Principal Amount (or any part thereof) shall become due and payable interest up to and including the relevant Payment Date shall also be due and payable on such Payment Date.

Section 3.02   Default Interest  If any sum due and payable by the Company is
               ----------------
               not paid on its due date for payment under this Note, interest shall accrue at the Interest Rate plus 2 per cent. per annum on the unpaid sum until the date on which the full amount of the unpaid sum is paid to the Holder.

Section 3.03   Calculation Period  Interest in respect of a period of less than
               ------------------
               one year shall be calculated on the basis of the actual number of days elapsed and a 365 day year.

Article 4.     Payments
               --------

Section 4.01   Place and Method of Payment  All payments made by the Company in
               ---------------------------
               respect of Principal Amount shall be made to the Holder, upon presentation and endorsement (in the case of part payment of Principal Amount) or, in the case of payment of the whole of the outstanding Principal Amount, surrender of this Note by the Holder to the Company, in same day funds to such account of the Holder as shall be notified by the Holder to the Company. All payments made by the Company in respect of Interest and Default Interest will be paid to the Holder as shown in the Register on the last Business Day preceding the date fixed for payment of any Interest or Default Interest. Payments of Interest and Default Interest will be made by US dollar cheque drawn on a bank in New York City and mailed to the Holder (or the first named of joint Holders) at his address appearing in the Register. Upon application by the Holder to the Company not less than 5 Business Days before the due date for payment of any Interest or Default Interest, such payment may be made by transfer to a US dollar account maintained by the payee with a bank in New York City.

Section 4.02   Currency of Payments  All payments made by the Company in respect
               --------------------
               hereof, whether for the Principal Amount, Interest, Default Interest or otherwise shall be made in US Dollars.

Section 4.03   Payment without Deduction etc  Each payment under this Note shall
               -----------------------------
               be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

Section 4.04   Principal Amount Paid in Part  Upon surrender of this Note when
               -----------------------------
               the Principal Amount is paid in part the Company shall either execute and deliver to the Holder a new Note in substitution for this Note reflecting the reduced outstanding Principal Amount or otherwise endorse this Note recording the fact of such payment and redeliver the Note to the Holder.

Article 5.     Change of Control etc
               ---------------------

Section 5.01   In the event of:
               ---------------

               (a) the Company consolidating or merging into any other Person except that (i) any subsidiary of the Company may merge or consolidate with the Company (provided that the Company shall be the continuing or surviving corporation) and (ii) the Company may consolidate or merge with any other Person provided only that (A) the Company shall be the continuing or surviving corporation or (B) the continuing or surviving Person shall be a corporation organized under the laws of a State of the United States which shall have a credit rating no less favourable than the Company at the time of such merger or consolidation, shall expressly assume in writing all of the obligations of the Company under this Note and the Security Documents, shall have total net worth of less than US$100 million and immediately after such merger or consolidation there shall exist no Default or Event of Default;

               (b) there occurring any Change of Control unless, following such Change of Control, the continuing or surviving Person shall be a corporation organized under the laws of a State of the United States which shall have a credit rating no less favourable than the Company at the time of such Change of Control and having a total net worth of less than US$100 million; or

               (c) the Company transferring or leasing its assets substantially as an entirety to any Person,

               the Principal Amount shall immediately become due and payable.

Article 6.     Covenants
               ---------

Section 6.01   Payments  The Company covenants and agrees for the benefit of the
               --------
               Holder that it shall duly and punctually pay or cause to be paid the Principal Amount, Interest and any Default Interest in accordance with the terms of this Note. In addition, following a default the Company shall pay, upon demand therefor, all of the costs and expenses of the Holder incurred in collecting any amounts payable under this Note.

Section 6.02   Corporate Existence  Subject to Article 5, the Company shall do
               -------------------
               or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, in accordance with its organizational documents (as the same may be amended from time to time) and its rights (charter and statutory), licenses and franchises; provided, however, that the
                                                    --------  -------
               Company shall not be required to preserve any such right, license or franchise if its Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holder.

Section 6.03   Certificate as to Default  The Company shall deliver an Officer's
               -------------------------
               Certificate to the Holder within 5 Business Days after any executive officer of the Company comes to actually know of the occurrence of any Default or Event of Default and such certificate shall specify the nature of such Default or Event of Default and the status thereof.

Article 7.     Events of Default and Remedies  "Event of Default", wherever used
               ------------------------------
               herein with respect to this Note, means any one of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

               (a) failure to pay the Principal Amount of this Note due on any Payment Date whether by acceleration or otherwise; or

               (b) default is made in the payment of any Interest on any due date for payment thereof; or

               (c) failure by the Company to perform or comply in any material respect with the covenants contained in Section 6.01 of this Note and such default or breach continues for a period of 30 days after written notice thereof has been given to the Company by the Holder; or

               (d) default shall be made by the Company in the performance or observance of any obligation, covenant, condition or provision binding on it under the Security Documents and, except where such default is not capable of remedy (in which case no such Notice or continuation as is hereinafter mentioned shall be required), such default continues for 7 days after written notice thereof has been given by the Holder to the Company requiring the same to be remedied; or

               (e) failure by the Company to perform or comply in any material respect with any covenant in this Note (other than a covenant contained in Section 6.01 of this Note) and such default or breach continues for a period of 60 days after written notice thereof has been given to the Company by the Holder; or

               (f) (i) any present or future indebtedness of the Company for or in respect of moneys borrowed or raised in excess of $25,000 becomes (or becomes capable of being declared) due and payable prior to its stated maturity otherwise than at the option of the Company; or (ii) any such indebtedness is not paid when due or, as the case may be, within any applicable grace period; or (iii) the Company fails to pay when due or expressed to be due any amount payable or expressed to be payable by it under any present or future guarantee for any moneys borrowed or raised in excess of $25,000; or (iv) any mortgage, charge, pledge, lien or other encumbrance, present or future, created or assumed by the Company becomes enforceable and the holder thereof takes any steps to enforce it; or

               (g) the Company (i) is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or (ii) suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or (iii) by reason of financial difficulties, begins negotiations with all or any class of its creditors with a view to the readjustment or rescheduling of any of its indebtedness; or

               (h) (i) any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with all or any class of the creditors of the Company; or (ii) a meeting of the Company is convened for the purpose of considering any resolution for (or to petition for) its winding-up or its administration or any such resolution is passed; or (iii) any person presents a petition for the winding-up of the Company or the grant of an administration order (unless such petition is frivolous, vexatious or an abuse of process and (in any such case) is discharged within 60 days); or (iv) any order for the winding-up or administration of the Company is made; or (v) any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of the Company or any other insolvency proceedings involving the Company; or


               (i) (i) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator the like is appointed in respect of the Company or any part of its assets; or (ii) the directors of the Company request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or (iii) any other steps are taken to enforce any security interest over any part of the assets of the Company unless in the case of any Lien of any nature whatsoever, the amount secured by it is less than 5% of Consolidated Tangible Net Worth; or

               (j) any attachment sequestration, distress or execution affects any asset of the Company and is not lifted or discharged within 14 days or, if both the aggregate amount of the relevant claim and the aggregate market value of all assets subject to the relevant process are less than 5% of Consolidated Tangible Net Worth, 30 days.

Section 7.02   Acceleration of Payment Date and Annulment
               ------------------------------------------

               (a) If an Event of Default occurs and is continuing, the Holder may by a notice in writing to the Company, declare the Principal Amount, to be due and payable immediately, and upon any such declaration such Principal Amount shall become immediately due and payable.

               (b) At any time after a declaration of acceleration with respect to this Note has been made and before a judgment or decree for payment of the money due has been obtained by the Holder as hereinafter in this Article provided, the Holder, by written notice to the Company, may rescind and annul such declaration and its consequences. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

Section 7.03   Application of Money Collected  Any money collected by the Holder
               ------------------------------
               pursuant to this Article shall be applied in the following order:

               FIRST: To the payment of all of the costs and expenses of the Holder in collecting such amounts as provided herein;

               SECOND: To the payment of the amounts then due and unpaid in respect of Interest and Default Interest; and

               THIRD: To the payment of the amounts then due and unpaid in respect of the Principal Amount.

Section 7.04   Rights and Remedies Cumulative  No right or remedy herein
               ------------------------------
               conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 7.05   Delay or Omission Not Waiver  No delay or omission of the Holder
               ----------------------------
               to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.

Article 8
---------

Registration
------------

The Company will keep a register of the Holder of the Note from time to time and including particulars of the Note. Any transfers or assignments of the Note will be recorded by the Company in the Register.

Article 9
---------

Definitions
-----------

Section 9.01  Certain Defined Terms  As used herein, the following terms, unless
              ---------------------
              the context otherwise requires, have the following meanings:

"Auditors" means the auditors from time to time of the Company.
 --------

"Board" means the Board of Directors of the Company or any committee of such
 -----
Board of the Company duly authorized to act for such Board.

"Book Value" means total stockholders equity as shown by audited financial
 ----------
statements of BSL.

"BSL" means Biomedical Sensors Limited, an English company.
 ---

"Business Day" means any day other than a Saturday, Sunday or legal holiday in
 ------------
New York, USA.

"Change of Control" means any Person, whether alone or together with any
 -----------------
affiliates of such person, acquires in excess of 50 per cent of the outstanding voting securities of the Company.

"Company" has the meaning given such term in the preamble hereof and includes an
 -------
corporation which shall succeed to or assume the obligations of the Company under this Note.

"Consolidated Tangible Net Worth" means the total common shareholders equity as
 -------------------------------
shown on the latest audited consolidated balance sheet of the Group from time to time filed with the Securities Exchange Commission.

"Cumulative Net Proceeds" means the aggregate Net Proceeds of Issue obtained by
 -----------------------
the Company from all issues of equity securities which are listed or traded on any Securities Exchange by the Company at any time on or after the first anniversary of the Issue Date;

"Default" means any event, act or condition the occurrence of which is, or after
 -------
notice or the passage of time or both would be, an Event of Default.

"Default Interest" means interest in accordance with Section 3.02.
 ----------------

"Director's Certificate" means a certificate signed by any Director of the
 ----------------------
Company.

"Dollars" means the lawful currency of the USA.
 -------

"Event of Default" has the meaning specified in Article 7.
 -------- -------

"Final Payment Date" means the 4th day of November 2002.
 ------------------

"Group" means the Company and its Subsidiaries from time to time.
 -----

"Holder" has the meaning given such term in the preamble hereof.
 ------

"Indebtedness" means any indebtedness for money borrowed now or hereafter
 ------------
existing (other than indebtedness in respect of which the creditor has no right of recourse to the Company, the Company or any Subsidiary of the Company in relation in the debtor's financial obligations or liabilities in connection with such indebtedness).

"Interest Rate" means the rate of  8.75 per cent per annum.
 -------------

"Issue Date" means the date upon which this Note was originally issued.
 ----------

"Lien" means any pledge, mortgage, hypothecation, security interest, lien or
 ----
encumbrance.

"Payment Date" means the Final Payment Date and/or, if earlier, any date fixed
 ------------
for payment of all or any part of the Principal Amount pursuant to Article 2.

"Net Proceeds of Issue" means the total proceeds of any issue of equity
 ---------------------
securities by the Company which are listed or traded on any Securities Exchange.

"Note" means this loan note and any replacement therefor.
 ----

"Person" means an individual, corporation, business trust, association, company,
 ------
partnership joint venture, trust unincorporated organization or other entity, or a government or any agency or political subdivision thereof.

"Principal Amount means the principal amount of this Note set forth on the face
 ----------------
hereof, as reduced from time to time by any payment of part pursuant to Section
2.02 thereof.

"Register" means the Register in respect of the Note maintained by the Company
 --------
pursuant to Article 8.

"Securities Exchange" means the New York Stock Exchange, the American Stock
 -------------------
Exchange, NASDAQ and/or any other organized market for the trading of, or dealing in, securities whether in the United States or elsewhere.

"Security Documents" means the Deed of Change of even date herewith executed by
 ------------------
the Company in favour of the Holder together with any other security documents or instruments from time to time executed by the Company in connection with its obligations under this Note.

"Senior Indebtedness" means any Indebtedness owed by the Company to any Person,
 -------------------
other than any indebtedness evidenced by this Note.

"Shares" means the ordinary, redeemable preference, and other shares of BSL.
 ------

"Subsidiary" means any entity whose results are generally required under the
 ----------
laws of the United States to be consolidated into the Group accounts of the Company.

Section 9.02   Form and Interpretation. Words of the masculine gender are to be
               -----------------------
               construed to include correlative words of the feminine and neuter genders. Words in the singular number include words of the plural number and words in the plural number include words of the singular number. Accounting terms used, but not otherwise defined, herein will have their respective meanings given to them under, and are to be construed in accordance with generally accepted accounting principles in the United States.

Article 10     Miscellaneous
               -------------

Section 10.01  Waiver Amendment  Any provision of this Note may be amended,
               ----------------
               waived or modified upon the written consent of the Company and the Holder.

Section 10.02  Assignment  The rights and obligations of the Company and the
               ----------
               Holder shall be binding upon and benefit their respect successors, assigns, heirs, administrators and transferees.

Section 10.03  Transfer  Subject as hereafter mentioned this Note may be
               --------
               transferred or assigned without any restriction thereon. This Note may only be transferred or assigned in whole and not in part. The transfer or assignment must not be in favour of more than four transferees as joint holders. No transfer of the Note may be made if in the reasonable opinion of the directors of the Company the proposed transferee is engaged in the business of commercializing products for critical care blood analysis in humans. The transfer or assignment documentation must be delivered for registration to the principal office for the time being of the Company together with the Note. The Company shall be entitled to retain the transfer or assignment documentation.

               The Company shall not be obliged to register any transfer during the 14 days immediately preceding any interest payment date. No transfer or assignment shall be effective unless and until the transfer or assignment is registered in the Register. The Company shall be obliged to register any transfer or assignment subject to the foregoing.

Section 10.04  Severability  Wherever possible each provision of this Note shall
               ------------
               be interpreted in such manner as to be effect and valid under applicable law. If, however, any provision of this Note shall be prohibited by or be invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note, unless the ineffectiveness of such provision materially and adversely alters the benefits accruing to the Holder or the Company.

Section 10.05  Notice  Any notices:
               ------

               (a) must be in writing and may be given (i) in the case of the Company, at its registered office listed herein, or (ii) in the case of the Holder. at its registered office or to such other address as may have been notified in writing to the
                    Company:

               (b)  will be effectively served:

                    (i) on the day of receipt where any hand-delivered letter or any telex message is received on a Business Day before or during normal working hours;

                    (ii) on the following Business Day where any hand-delivered letter or any telex or telophase message is received either on a Business Day or after normal working hours or on any other day; or

                    (iii) in each case, at such earlier time as the Company and the Holder may agree.

Section 10.06  Article and Section Titles  The article and section titles
               --------------------------
               contained in this Note are and shall be without substantive meaning or content of any kind whatsoever.

Section 10.07  Governing Law  This Note is governed by and is to be construed in
               -------------
               accordance with the laws of New York, excluding the body of law relating to conflict of laws.

IN WITNESS WHEREOF, the Company has caused this Note to be issued this 6th day of November, 1996.



DIAMETRICS MEDICAL, INC.



By_____________________________
       Laurence L. Betterley
Title  Chief Financial Officer